Exhibit 10.7

NEUPHORIA THERAPEUTICS INC.

100 Summit Drive

Burlington, Massachusetts 01803

July 20, 2026

Armistice Capital Master Fund Ltd.

510 Madison Avenue, 7th Floor

New York, New York 10022

Re: Common Stock Purchase Warrant of Neuphoria Therapeutics Inc.

Ladies and Gentlemen:

Reference is made to (a) that certain Common Stock Purchase Warrant (the “Warrant”) issued on December 24, 2024 by Neuphoria Therapeutics Inc. (the “Company” or “Neuphoria”) to Armistice Capital Master Fund Ltd. (“Armistice” or the “Holder”) and (b) the proposed Agreement and Plan of Merger (the “Merger Agreement”), expected to be dated on or about July 20, 2026, among Scancell Holdings plc (“Parent”), Scancell Merger Sub, Inc. (“Merger Sub”) and Neuphoria, pursuant to which Merger Sub will merge with and into the Company and the Company will become an indirect subsidiary of Parent (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Warrant or the Merger Agreement, as applicable.

The parties acknowledge and agree that consummation of the Merger will constitute a “Fundamental Transaction” as defined in Section 3(e) of the Warrant. Pursuant to Section 3(e) of the Warrant, the Holder has the right, at its option, exercisable concurrently with, or within thirty (30) days after, the consummation of a Fundamental Transaction, to require the Company (or any Successor Entity) to purchase the unexercised portion of the Warrant for an amount of cash equal to the “Black Scholes Value” (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of consummation of such Fundamental Transaction (such right, the “Cash-Out Right”).

1. Black Scholes Value Payment. The parties agree that, notwithstanding any provision of the Warrant to the contrary, if the Black Scholes Value otherwise payable to Armistice upon exercise of the Cash-Out Right in connection with the Merger exceeds $3,500,000, then the amount by which the Black Scholes Value exceeds $3,500,000 (such amount in excess of $3,500,000, the “Excess Amount”) shall be payable to the Holder, at the option of the Holder and in lieu of in cash, in the form of (a) duly authorized, validly issued, fully paid and non-assessable ordinary shares of Parent (“Parent Ordinary Shares”), (b) American Depositary Shares (“ADSs”) representing Parent Ordinary Shares, (c) warrants to purchase Parent Ordinary Shares or ADSs, or (d) a combination of (a), (b) and/or (c) (collectively, the “Equity Consideration”).

2. Equity Consideration. The aggregate number of Parent Ordinary Shares constituting or underlying the Equity Consideration that may be issuable to Armistice pursuant to Section 1 above shall be: (a) the Excess Amount (or the portion thereof that is being paid as Equity Consideration); divided by (b) the Parent Per Share Price (as defined in the Merger Agreement); multiplied by (c) 125%. The Parent Ordinary Shares constituting or underlying the Equity Consideration issued pursuant to Section 1 above shall be, promptly following such issuance, registered for resale on an appropriate registration statement with the U.S. Securities and Exchange Commission such that, from and after the effectiveness of such registration statement, the Equity Consideration will be freely tradeable without restriction under the U.S. federal securities laws.

3. No Other Modification. Except as expressly modified by this letter agreement, all other terms and conditions of the Warrant remain unmodified and in full force and effect, and nothing in this letter agreement shall be deemed to waive, release, or modify any other right of Armistice under the Warrant.

4. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

5. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart.

6. Entire Agreement. This letter agreement, together with the Warrant, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, and agreements relating to this subject matter.

7. Binding Effect. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

If the foregoing accurately reflects our mutual agreement, please execute and return a counterpart of this letter agreement, whereupon it shall become a binding agreement between the parties.

Very truly yours,

NEUPHORIA THERAPEUTICS INC.

By:	/s/ Alan Fisher
Name:	Alan Fisher
Title:	Chairman

ACCEPTED AND AGREED:

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the Investment Manager